Exhibit 10.48

SUB-LEASE TERMINATION AGREEMENT AND RELEASE

This Sub-Lease Termination Agreement and Release ("Agreement") is entered into as of February 19, 2009, by and between PureDepth, Inc., a Delaware corporation ("Sublessor”) and Precise Software Solutions, Inc., a Delaware corporation ("Sublessee”).

F A C T S

A.         On or about March 24, 2008, Sublessor and Sublessee entered into a Sublease (the "Sublease") pursuant to which Sublessor agreed to sublease certain premises to Sublessee commonly known as Suite 350, 3 Twin Dolphin, Redwood City, California (the "Premises").

B.         Sublessor and Sublessee have agreed to terminate the Sublease on the terms and conditions set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.         Execution of New Lease.  Sublessor’s obligations under this Agreement are conditioned and contingent upon the termination of Sublessor’s Lease (the “Master Lease”) with the Landlord on the “Termination Date” specified in the separate Lease Termination Agreement executed by and between Sublessor and the Landlord. Sublessor makes no representation or warranty to Sublessee that the Lease Termination Agreement executed by and between Sublessor and the Landlord will become effective.  If the Lease Termination Agreement executed by and between Sublessor and the Landlord does not become effective, Sublessor shall have the option, in Sublessor’s sole and absolute discretion, to elect upon written notice to Sublessee to terminate this Agreement.  In the event that Sublessor elects to terminate this Agreement, from and after the date of Sublessor’s election, this Agreement shall be of no further force and effect and the Sublease shall remain in full force and effect as if this Agreement had never been entered into.

2.         Delivery of Possession. Sublessee, as it may be instructed by Sublessor, shall deliver possession of the Premises to either Landlord or Sublessor in its “as is” condition one (1) business day after Sublessor gives Sublessee written notice that the Lease Termination Agreement executed by and between Sublessor and the Landlord has become effective.

3.         Termination of Sublease.  The Sublease shall be deemed terminated on the date Sublessee delivers possession of the Premises to Sublessor or Landlord pursuant to Section 2 above (the "Sublease Termination Date").  Prior to the Sublease Termination Date, the Sublease shall remain in full force and effect and Sublessee shall pay all Rent and other amounts payable by Sublessee under the Sublease for periods accruing prior to the Sublease Termination Date.  Sublessee’s obligation to pay such amounts shall survive the termination of the Sublease.

4.         Section  4 is intentionally left blank

5.         Indemnity.  Notwithstanding the termination of the Sublease and Section 8 below, Sublessee shall indemnify, defend and hold harmless Sublessor from all demands, expenses, claims, losses, causes of action and damages or suits of any nature whatsoever which arise out of the acts or omissions of Sublessee prior to the termination of the Sublease which were Sublessee's responsibility under the Sublease. Sublessee's obligations under Section 11 of the Sublease shall survive the termination of the Lease, and Sublessee's obligations under Section 11 of the Sublease shall not be released pursuant to Section 8 of this Agreement.

6.         No Subtenancies.  Sublessee represents and warrants that Sublessee has not subleased all or any portion of the Premises to any person or entity and that Sublessee has not assigned the Sublease.

7.         Release of Sublessor.  As of the Sublease Termination Date, Sublessee, for itself and for its affiliated corporations, limited liability companies and partnerships, officers, directors, shareholders, agents, representatives, employees, attorneys, shareholders, successors in interest, personal representatives, heirs, assigns and each of them, absolutely, fully and forever releases and discharges Sublessor and its respective, officers, directors, shareholders, agents, representatives, employees, servants, attorneys, successors in interest, assigns and each of them, whether past, present or future, of and from any and all claims, demands, liabilities, obligations, losses, controversies, costs, expenses, attorneys' fees and damages of every kind, nature, character or description whatsoever, whether in law or in equity, and whether known or unknown, suspected or unsuspected, arising out of, connected with, or in any way related to the Sublease or Sublessee's occupation of the Premises.  Sublessee acknowledges and agrees that the release set forth above applies to all claims relating to the Sublease whether those claims are known or unknown, foreseen or unforeseen. Sublessee hereby waives application of California Civil Code Section 1542 which reads as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her, must have materially affected his or her settlement with the debtor."

8.         Release of Sublessee.  Subject to the performance by Sublessee of all of its obligations under this Agreement (none of which are released by this section), as of the Sublease Termination Date, Sublessor, for itself and for its affiliated corporations, officers, agents, representatives, employees, attorneys, shareholders, successors in interest, personal representatives, heirs, assigns and each of them, absolutely, fully and forever releases and discharges Sublessee and its officers, directors, shareholders, agents, representatives, employees, servants, attorneys, successors in interest, assigns and each of them, whether past, present or future, of and from any and all claims, demands, liabilities, obligations, losses, controversies, costs, expenses, attorneys' fees and damages of every kind, nature, character or description whatsoever, whether in law or in equity, and whether known or unknown, suspected or unsuspected, arising out of, connected with, or in any way related to the Sublease and Sublessee's occupation of the Premises. Subject to the performance by Sublessee of all of its obligations under this Agreement, Sublessor acknowledges and agrees that the release set forth above applies to all claims relating to the Sublease whether those claims are known or unknown, foreseen or unforeseen. Sublessor hereby waives application of California Civil Code Section 1542 which reads as follows:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her, must have materially affected his or her settlement with the debtor."

9.         Confidentiality.  Sublessee agrees not to disclose the terms and conditions of this Agreement to any person or entity other than its attorney, including, but not limited to, the other tenants of the Building.  Nothing contained in this section shall prevent Sublessee from producing this Agreement in a legal proceeding if such production is legally required of Sublessee.  Sublessee acknowledges and agrees that it shall be responsible to Sublessor for any damages Sublessor may incur due to Sublessee's breach of this section.

10.       General.  The persons executing this Agreement on behalf of the parties hereto represent and warrant that they have the authority to execute this Agreement on behalf of said parties and that said parties have authority to enter into this Agreement.  Sublessor's obligations under this Agreement are conditioned and contingent upon the performance by Sublessee of all of its obligations under this Agreement.  This condition is for the sole benefit of Sublessor and may be waived by Sublessor at any time upon written notice to Sublessee.  Sublessor and Sublessee acknowledge that they have received independent legal advice from their attorneys with respect to the advisability of executing this Agreement.  If a party files a legal action to enforce this Agreement, the prevailing party in such action shall be entitled to recover all of its attorneys' fees and costs. This Agreement contains the entire agreement between the parties and may only be modified or amended by a writing signed by all parties. This Agreement is entered into and shall be construed and interpreted in accordance with the laws of the State of California. The parties hereto represent and warrant that they have not transferred or otherwise assigned, either by contract or operation of law, any of the claims released under this Agreement.  Preparation of this Agreement by Sublessor and submission of same to Sublessee shall not be deemed an offer by Sublessor to enter into this Agreement.  This Agreement shall become binding upon Sublessor only when fully executed by all parties and when Sublessor has delivered a fully executed copy of this Agreement to Sublessee.

11.       Counterparts and Facsimiles.  This Agreement may be executed in one or more counterparts, which shall be deemed effective upon full execution of this Agreement by all parties.  Each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument and agreement.  In addition, a copy of this Agreement executed by a party hereto and telecopied to the other party shall be deemed to constitute delivery of an originally executed copy of this Agreement to the other party.  A facsimile signature shall be enforceable to the same extent as an original signature.

IN WITNESS WHEREOF, the parties hereby execute this Agreement.

SUBLESSOR:

PUREDEPTH, INC.

By:   /s/ Jonathan J. McCaman
JONATHAN J. McCAMAN
President  & Chief Financial Officer

SUBLESSEE:

PRECISE SOFTWARE SOLUTIONS, INC.

By:  /s/ Kevin A Wion

Kevin A. Wion
(print name)

Its:  Director of Corporate Services
(print title)

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